Exhibit 99.4

SECURITIES PURCHASE AGREEMENT

This SECURITIES PURCHASE AGREEMENT (this “Agreement”), dated as of May 17, 2018, is by and among Biodelivery Sciences International, Inc., a Delaware corporation with headquarters located 4131 ParkLake Ave., Suite 225, Raleigh, North Carolina 27612, (the “Company”), and each of the investors listed on Schedule 1 hereto (individually, a “Buyer” and collectively, the “Buyers”).

RECITALS

A.    The Company and each Buyer desire to enter into this transaction to purchase shares of the Company’s Series B Non-Voting Convertible Preferred Stock, par value $0.001 per share (the “Series B Preferred Stock”), pursuant to a currently effective shelf registration statement on Form S-3 (file No. 333-205483) (the “Registration Statement”), which has $150,000,000 of unallocated securities, which Registration Statement has been declared effective in accordance with the Securities Act of 1933, as amended (the “1933 Act”), by the United States Securities and Exchange Commission (the “SEC”).

B.     Each Buyer wishes to purchase, and the Company wishes to sell, upon the terms and conditions stated in this Agreement such aggregate number of shares of Series B Preferred Stock as set forth opposite such Buyer’s name in Schedule 1 (which aggregate amount for all Buyers shall be 5,000 shares of Series B Preferred Stock, referred to as the “Preferred Shares”).

C.     Contemporaneously with the execution and delivery of this Agreement, the Company is filing a Certificate of Designation of the Series B Convertible Preferred Stock (the “Certificate of Designation”), substantially in the form attached hereto as Exhibit A, with the Secretary of State of the State of Delaware.

D.     Contemporaneously with the execution and delivery of this Agreement, the Company and the Lead Investor (as defined in Section 3(i) herein) are executing and delivering a Registration Rights Agreement, substantially in the form attached hereto as Exhibit B (the “Registration Rights Agreement”), pursuant to which the Company has agreed to provide certain registration rights with respect to the common stock of the Company, par value $0.001 per share (the “Common Stock”) issuable upon conversion of the Preferred Shares (the “Conversion Shares,” and together with the Preferred Shares, the “Securities”) under the 1933 Act and the rules and regulations promulgated thereunder, and applicable state securities laws;

E.    Contemporaneously with the execution and delivery of this Agreement, the Company and the Lead Investor (as defined herein) are executing a Settlement Agreement, substantially in the form attached hereto as Exhibit C (the “Settlement Agreement”).

AGREEMENT

NOW, THEREFORE, in consideration of the premises and the mutual covenants contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and each Buyer hereby agree as follows:

1.    PURCHASE AND SALE OF THE PREFERRED SHARES.

(a) Purchase of Preferred Shares. Subject to the satisfaction (or waiver) of the conditions set forth in Sections 6 and 7 below, the Company shall issue and sell to each Buyer, and each Buyer severally, but not jointly, agrees to purchase from the Company on the Closing Date (as defined below) such aggregate number of Preferred Shares as is set forth opposite such Buyer’s name in Schedule 1.

(b) Closing. The closing (the “Closing”) of the purchase of the Preferred Shares by the Buyers shall occur at the offices of Ellenoff Grossman & Schole LLP, 1345 Avenue of the Americas, New York, NY 10105 or by remote electronic exchange of documents for Closing, as agreed by the parties hereto. The date and time of the Closing (the “Closing Date”) shall be 10:00 a.m., New York time, on the first (1st) Business Day (as defined below) on which the conditions to the Closing set forth in Sections 6 and 7 below are satisfied or waived (or such other date as is mutually agreed to by the Company and each Buyer). As used herein “Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks in New York, New York are authorized or required by law to remain closed.

(c) Purchase Price. The aggregate purchase price for the Preferred Shares to be purchased by each Buyer (the “Purchase Price”) shall be the amount set forth opposite such Buyer’s name in Schedule 1. The purchase price per Preferred Share is $10,000.

(d) Form of Payment; Deliveries. On the Closing Date, (i) the Purchase Price will be released from escrow in accordance with the escrow agreement among the Company, William Blair & Company L.L.C. (the “Placement Agent”) and Wilmington Trust, National Association, as escrow agent (the “Escrow Agreement”) to the Company for the Preferred Shares to be issued and sold to such Buyer at the Closing, by wire transfer of immediately available funds and (ii) the Company shall deliver to each Buyer a certificate representing the Preferred Shares being purchased. The release of the Purchase Price from escrow shall be subject to receipt by the Company or the Placement Agent of the Lead Investor Confirmation (as defined in Section 7 herein).

2.    BUYER’S REPRESENTATIONS AND WARRANTIES.

Each Buyer, severally and not jointly, represents and warrants to the Company with respect to only itself that, as of the date hereof and as of the Closing Date:

(a) Organization; Authority. If such Buyer is an entity, it is an entity duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization with the requisite power and authority to enter into and to consummate the transactions contemplated by the Transaction Documents (as defined below) to which it is a party and otherwise to carry out its obligations hereunder and thereunder.

(b) Validity; Enforcement. The Transaction Documents to which it is a party, have been duly and validly authorized, executed and delivered on behalf of such Buyer and shall constitute the legal, valid and binding obligations of such Buyer enforceable against such Buyer in accordance with their terms, except as such enforceability may be limited by general principles of equity or to applicable bankruptcy, insolvency, reorganization, moratorium, liquidation and other similar laws relating to, or affecting generally, the enforcement of applicable creditors’ rights and remedies.

(c) No Conflicts. The execution, delivery and performance by such Buyer of the Transaction Documents to which it is a party and the consummation by such Buyer of the transactions contemplated hereby and thereby will not (i) result in a violation of the organizational documents of such Buyer, (ii) conflict with, or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, any agreement, indenture or instrument to which such Buyer is a party or (iii) result in a violation of any law, rule, regulation, order, judgment or decree (including federal and state securities laws) applicable to such Buyer, except, in the case of clauses (ii) and (iii) above, for such conflicts, defaults, rights or violations which could not, individually or in the aggregate, reasonably be expected to have a material adverse effect on the ability of such Buyer to perform its obligations hereunder.

(d) Access to Information. Such Buyer acknowledges that it has had the opportunity to review the Transaction Documents (including all exhibits and schedules thereto) and the SEC Documents and has been afforded, (i) the opportunity to ask such questions as it has deemed necessary of, and to receive answers from, representatives of the Company concerning the terms and conditions of the offering of the Securities and the merits and risks of investing in the Securities; and (ii) access to information about the Company and its financial condition, results of operations, business, properties, management and prospects sufficient to enable it to evaluate its investment.

3.    REPRESENTATIONS AND WARRANTIES OF THE COMPANY.

The Company represents and warrants to each of the Buyers that, as of the date hereof and as of the Closing Date:

(a)    Organization and Qualification. The Company and each of its Subsidiaries (i) have been duly organized and are validly existing and in good standing under the laws of their respective jurisdiction of organization, and have all power and authority necessary to own their respective properties and conduct their businesses as described in the Pricing Disclosure Package, and (ii) have been duly qualified for the transaction of business and are in good standing under the laws of each other jurisdiction in which they own or lease properties or conduct any business so as to require such qualification, except in the case of clause (ii), where the failure to be so qualified or in good standing would not have a Material Adverse Effect. As used in this Agreement, “Material Adverse Effect” means material adverse change, or any development involving a prospective material adverse change, in or affecting (i) the general affairs, business, properties, management, financial position, stockholders’ equity, results of operations or prospects of the Company and its Subsidiaries, taken as a whole, or (ii) the authority or ability of the Company or any of its Subsidiaries to perform any of their respective obligations under any of the Transaction Documents (as defined below). Other than as set forth on exhibit 21.1 to the Company’s Annual Report on Form 10-K for the year ended December 31, 2017, the Company has no Subsidiaries. “Subsidiaries” means any Person in which the Company, directly or indirectly, (A) owns any of the outstanding capital stock or holds any equity or similar interest of such Person or (B) controls or operates all or any part of the business, operations or administration of such Person, and each of the foregoing, is individually referred to herein as a “Subsidiary”

(b)    Authorization; Enforcement; Validity. The Company has the requisite power and authority to enter into and perform its obligations under this Agreement and the other Transaction Documents and to issue the Preferred Shares in accordance with the terms hereof and thereof. The execution and delivery of this Agreement and the other Transaction Documents by the Company and the consummation by the Company of the transactions contemplated hereby and thereby (including, without limitation, the issuance of the Preferred Shares, the reservation Conversion Shares, and the issuance of the Conversion Shares upon conversion of the Preferred Shares, have been duly authorized by the Company’s board of directors and (other than the filing with the SEC of the prospectus supplement required by the Registration Statement pursuant to Rule 424(b) under the 1933 Act (the “Prospectus Supplement”) supplementing the base prospectus forming part of the Registration Statement (the “Prospectus”) and any other filings as may be required by any state securities agencies) no further filing, consent or authorization is required by the Company, its board of directors or its stockholders or other governing body. This Agreement has been, and the other Transaction Documents will be prior to the Closing, duly executed and delivered by the Company, and each constitutes the legal, valid and binding obligations of the Company, enforceable against the Company in accordance with its respective terms, except as such enforceability may be limited by general principles of equity or applicable bankruptcy, insolvency, reorganization, moratorium, liquidation or similar laws relating to, or affecting generally, the enforcement of applicable creditors’ rights and remedies and except as rights to indemnification and to contribution may be limited by federal or state securities law. “Transaction Documents” means, collectively, this Agreement, the Registration Rights Agreement, the Certificate of Designation, the Settlement Agreement, the Escrow Agreement and each of the other agreements and instruments entered into or delivered by any of the parties hereto in connection with the transactions contemplated hereby and thereby, as may be amended from time to time.

(c)     Issuance of Securities; Registration Statement. The issuance of the Preferred Shares are duly authorized and, upon issuance and payment in accordance with the terms of the Transaction Documents shall be validly issued, fully paid and non-assessable and free from all preemptive or similar rights, mortgages, defects, claims, liens, pledges, charges, taxes, rights of first refusal, encumbrances, security interests and other encumbrances (collectively “Liens”) with respect to the issuance thereof. Following the Company’s meeting of stockholders and approval of an increase in the Company’s authorized capital stock as contemplated by the Settlement Agreement (the “Stockholders Meeting”), the Company shall, so long as any of the Preferred Shares are outstanding, take all action necessary to reserve and keep available out of its authorized and unissued capital stock, solely for the purpose of effecting the Conversion Shares, 100% of the number of shares of Common Stock issuable upon conversion of the Preferred Shares (subject to reduction from time to time for the issuance of the Conversion Shares). Upon conversion of the Preferred Shares, when issued, the Conversion Shares will be validly issued, fully paid and nonassessable and free from all preemptive or similar rights or Liens with respect to the issue thereof, with the holders being entitled to all rights accorded to a holder of Common Stock. The issuance by the Company of the Securities has been registered under the 1933 Act, the Securities are being issued pursuant to the Registration Statement and all of the Securities are freely transferable and freely tradable by each of the Buyers without restriction, whether by way of registration or some exemption therefrom, except as otherwise required by applicable law. The Registration Statement is effective and available for the issuance of the Securities thereunder and the Company has not received any notice that the SEC has issued or intends to issue a stop-order with respect to the Registration Statement or that the SEC otherwise has suspended or withdrawn the effectiveness of the Registration Statement, either temporarily or permanently, or intends or has threatened in writing to do so. The “Plan of Distribution” section under the Registration Statement permits the issuance and sale of the Securities hereunder and as contemplated by the other Transaction Documents. Upon receipt of the Preferred Shares, and upon conversion of the Preferred Shares, each of the Buyers will have good and marketable title to the Preferred Shares and Conversion Shares, as applicable. The Registration Statement and any prospectus included therein, including the Prospectus and the Prospectus Supplement, complied in all material respects with the requirements of the 1933 Act and the Securities Exchange Act of 1934, as amended (the “1934 Act”) and the rules and regulations of the SEC promulgated thereunder and all other applicable laws and regulations. At the time the Registration Statement and any amendments thereto became effective, at the date of this Agreement and at each deemed effective date thereof pursuant to Rule 430B(f)(2) of the 1933 Act, the Registration Statement and any amendments thereto complied and will comply in all material respects with the requirements of the 1933 Act and did not and will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading. The Prospectus and any amendments or supplements thereto (including, without limitation the Prospectus Supplement), at the time the Prospectus or any amendment or supplement thereto was issued and at the Closing Date, complied, and will comply, in all material respects with the requirements of the 1933 Act and did not, and will not, contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The Company meets all of the requirements for the use of Form S-3 under the 1933 Act for the offering and sale of the Securities contemplated by this Agreement, and the SEC has not notified the Company of any objection to the use of the form of the Registration Statement pursuant to Rule 401(g)(1) under the 1933 Act. The Registration Statement meets the requirements set forth in Rule 415(a)(1)(x) under the 1933 Act. At the earliest time after the filing of the Registration Statement that the Company or another offering participant made a bona fide offer (within the meaning of Rule 164(h)(2) under the 1933 Act) relating to any of the Securities, the Company was not and is not an “Ineligible Issuer” (as defined in Rule 405 under the 1933 Act). There are no contracts or other documents which are required to be described in the Registration Statement, the Pricing Prospectus or the Prospectus or to be filed as an exhibit to the Registration Statement which have not been described or filed as required. The statistical and market-related data included in the SEC Documents are based on or derived from sources which the Company believes are reliable and accurate. The Company (i) has not distributed any offering material in connection with the offer or sale of any of the Securities and (ii) until no Buyer holds any of the Securities, shall not distribute any offering material in connection with the offer or sale of any of the Securities to, or by, any of the Buyers (if required), in each case, other than the Registration Statement, the Prospectus or the Prospectus Supplement.

(d)     No Conflicts. The execution, delivery and performance of the Transaction Documents by the Company and the consummation by the Company of the transactions contemplated hereby and thereby (including, without limitation, the issuance of the Preferred Shares, the Conversion Shares and the reservation for issuance of the Conversion Shares) will not (i) result in a violation of the Certificate of Incorporation (as defined below) (including, without limitation, any certificate of designation contained therein), Bylaws (as defined below), certificate of formation, memorandum of association, articles of association, bylaws or other organizational documents of the Company or any of its Subsidiaries, or any capital stock or other securities of the Company or any of its Subsidiaries, (ii) conflict with, or constitute a default (or an event which with notice or lapse of time or both would become a default) in any respect under, or give to others any rights of termination, amendment, acceleration or cancellation of, any agreement, indenture or instrument to which the Company or any of its Subsidiaries is a party, or (iii) subject to Stockholder Approval, result in a violation of any law, rule, regulation, order, judgment or decree (including, without limitation, foreign, federal and state securities laws and regulations and the rules and regulations of Nasdaq Capital Market (the “Principal Market”) and including all applicable foreign, federal and state laws, rules and regulations) applicable to the Company or any of its Subsidiaries or by which any property or asset of the Company or any of its Subsidiaries is bound or affected; except in the case of each of clauses (ii) and (iii), such as would not reasonably be expected to result in a Material Adverse Effect. For purposes herein, “Stockholder Approval” means the approval as may be required by the applicable rules and regulations of Nasdaq (or any successor entity) from the stockholders of the Corporation with respect to the transactions contemplated by the Transaction Documents.

(e)     Consents. Neither the Company nor any Subsidiary is required to obtain any consent from, authorization or order of, or make any filing or registration with (other than the filing with the SEC of the Prospectus Supplement and any other filings as may be required by any state securities agencies), any Governmental Entity (as defined below) or any regulatory or self-regulatory agency (other than filings required to be made with the Principal Market relating to the listing of additional shares) or any other Person in order for it to execute, deliver or perform any of its respective obligations under or contemplated by the Transaction Documents, in each case, in accordance with the terms hereof or thereof. Subject to Stockholder Approval, all consents, authorizations, orders, filings and registrations which the Company or any Subsidiary is required to obtain pursuant to the preceding sentence have been or will be obtained or effected on or prior to the Closing Date, and neither the Company nor any of its Subsidiaries are aware of any facts or circumstances which might prevent the Company or any of its Subsidiaries from obtaining or effecting any of the registration, application or filings contemplated by the Transaction Documents except as would not reasonably be expected to result in a Material Adverse Effect. “Governmental Entity” means any nation, state, county, city, town, village, district, or other political jurisdiction of any nature, federal, state, local, municipal, foreign, or other government, governmental or quasi-governmental authority of any nature (including any governmental agency, branch, department, official, or entity and any court or other tribunal), multi-national organization or body; or body exercising, or entitled to exercise, any administrative, executive, judicial, legislative, police, regulatory, or taxing authority or power of any nature or instrumentality of any of the foregoing, including any entity or enterprise owned or controlled by a government or a public international organization or any of the foregoing.

(f)     Acknowledgment Regarding Buyer’s Purchase of Securities. The Company acknowledges and agrees that each Buyer is acting solely in the capacity of an arm’s length purchaser with respect to the Transaction Documents and the transactions contemplated hereby and thereby and that no Buyer is prior to the transactions contemplated by the Transaction Documents, except as contemplated in the Transaction Documents, (i) an officer or director of the Company or any of its Subsidiaries, (ii) an “affiliate” (as defined in Rule 144 promulgated under the 1933 Act (or a successor rule thereto) (collectively, “Rule 144”)) of the Company or any of its Subsidiaries or (iii) to its knowledge, a “beneficial owner” of more than 10% of the shares of Common Stock (as defined for purposes of Rule 13d-3 of the 1934 Act). The Company further acknowledges that no Buyer is acting as a financial advisor or fiduciary of the Company or any of its Subsidiaries (or in any similar capacity) with respect to the Transaction Documents and the transactions contemplated hereby and thereby, and any advice given by a Buyer or any of its representatives or agents in connection with the Transaction Documents and the transactions contemplated hereby and thereby is merely incidental to such Buyer’s purchase of the Securities. The Company further represents to each Buyer that the Company’s decision to enter into the Transaction Documents has been based solely on the independent evaluation by the Company and its representatives.

(g)    Placement Agent’s Fees. The Company shall be responsible for the payment of any placement agent’s fees, financial advisory fees, or brokers’ commissions (other than for Persons engaged by any Buyer or its investment advisor) relating to or arising out of the transactions contemplated hereby, including, without limitation, placement agent fees payable to the Placement Agent in connection with the sale of the Securities. The fees and expenses of the Placement Agent to be paid by the Company or any of its Subsidiaries are as set forth on Schedule 3(g) attached hereto. The Company shall pay, and hold each Buyer harmless against, any liability, loss or expense (including, without limitation, attorney’s fees and out-of-pocket expenses) arising in connection with any such claim. The Company acknowledges that it has engaged the Placement Agent in connection with the sale of the Securities. Other than the Placement Agent and such agent’s advisors, neither the Company nor any of its Subsidiaries has engaged any placement agent or other agent in connection with the offer or sale of the Securities.

(h)    No Integrated Offering. Assuming the accuracy of the Buyers’ representations and warranties set forth in Section 2, neither the Company, nor any of its affiliates, nor any Person acting on its or their behalf has, directly or indirectly, made any offers or sales of any security or solicited any offers to buy any security, under circumstances that would cause this offering of the Securities to be integrated with prior offerings by the Company for purposes of any applicable shareholder approval provisions of any Principal Market on which any of the securities of the Company are listed or designated.

(i)    Application of Takeover Protections; Rights Agreement. The Company and its board of directors have taken all necessary action, if any, in order to render inapplicable any control share acquisition, interested stockholder, business combination, poison pill (including, without limitation, any distribution under a rights agreement), stockholder rights plan or other similar anti-takeover provision under the Certificate of Incorporation, Bylaws or other organizational documents or the laws of the jurisdiction of its incorporation or otherwise which is or could become applicable to any Buyer as a result of the transactions contemplated by this Agreement, including, without limitation, the Company’s issuance of the Securities and any Buyer’s ownership of the Securities. The Company and its board of directors have taken all necessary action, if any, in order to render inapplicable any stockholder rights plan or similar arrangement relating to accumulations of beneficial ownership of shares of Common Stock or a change in control of the Company or any of its Subsidiaries.

(j)    SEC Documents; Financial Statements. During the two (2) years prior to the date hereof, the Company has timely filed all reports, schedules, forms, proxy statements, statements and other documents required to be filed by it with the SEC pursuant to the reporting requirements of the 1934 Act (all of the foregoing filed prior to the date hereof and all exhibits and appendices included therein and financial statements, notes and schedules thereto and documents incorporated by reference therein being hereinafter referred to as the “SEC Documents”), other than the timely filing of such Form 8-Ks as would not affect the Company’s eligibility to use Form S-3. As of their respective dates, the SEC Documents complied in all material respects with the requirements of the 1934 Act and the rules and regulations of the SEC promulgated thereunder applicable to the SEC Documents, and none of the SEC Documents, at the time they were filed with the SEC, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. As of their respective dates, the financial statements of the Company included in the SEC Documents complied in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto as in effect as of the time of filing. Such financial statements have been prepared in accordance with generally accepted accounting principles (“GAAP”), consistently applied, during the periods involved (except (i) as may be otherwise indicated in such financial statements or the notes thereto, or (ii) in the case of unaudited interim statements, to the extent they may exclude footnotes or may be condensed or summary statements) and fairly present in all material respects the financial position of the Company as of the dates thereof and the results of its operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal year-end audit adjustments which will not be material, either individually or in the aggregate). The reserves, if any, established by the Company or the lack of reserves, if applicable, are reasonable based upon facts and circumstances known by the Company on the date hereof and there are no loss contingencies that are required to be accrued by the Statement of Financial Accounting Standard No. 5 of the Financial Accounting Standards Board which are not provided for by the Company in its financial statements or otherwise. The Company is not currently contemplating to amend or restate any of the financial statements (including, without limitation, any notes or any letter of the independent accountants of the Company with respect thereto) included in the SEC Documents (the “Financial Statements”), nor is the Company currently aware of facts or circumstances which would require the Company to amend or restate any of the Financial Statements, in each case, in order for any of the Financials Statements to be in compliance with GAAP and the rules and regulations of the SEC. The Company has not been informed by its independent accountants that they recommend that the Company amend or restate any of the Financial Statements or that there is any need for the Company to amend or restate any of the Financial Statements.

(k)    Certified Accountants. Cherry Bekaert LLP, which has certified the Financial Statements, are independent public accountants as required by the 1933 Act and the rules and regulations of the SEC thereunder.

(l)    Absence of Certain Changes. Since the date of the Company’s most recent audited financial statements contained in a Form 10-K, except as supplemented by the Form 10-Q for the quarterly period ended March 31, 2018, there has been no event, occurrence or development that has had or that would reasonably be expected to result in a Material Adverse Effect. Since the date of the Company’s most recent audited financial statements contained in a Form 10-K, except as set forth in a subsequent SEC Document, neither the Company nor any of its Subsidiaries has (i) declared or paid any dividends, (ii) sold any assets, individually or in the aggregate, outside of the ordinary course of business; (iii) incurred any additional debt under the Company’s existing credit facility, (iv) increased the cash or equity compensation of any of its directors or executive officers, (v) made any capital expenditures, individually or in the aggregate, outside of the ordinary course of business, (vi) entered into any contract, arrangement or agreement (or amendment thereto) which is required to be filed as an exhibit to the Company’s periodic filings with the SEC but which has not yet been so filed, (vii) had any material change which is required to be disclosed in the Company’s period filings with the SEC but which has not yet been disclosed in the SEC Documents. Neither the Company nor any of its Subsidiaries has taken any steps to seek protection pursuant to any law or statute relating to bankruptcy, insolvency, reorganization, receivership, liquidation or winding up, nor does the Company or any Subsidiary have any knowledge or reason to believe that any of their respective creditors intend to initiate involuntary bankruptcy proceedings or any actual knowledge of any fact which would reasonably lead a creditor to do so. The Company and its Subsidiaries, on a consolidated basis, after giving effect to the transactions contemplated hereby to occur at the Closing, will not be Insolvent (as defined below). For purposes of this Section 3(l), “Insolvent” means, (i) with respect to the Company and its Subsidiaries, on a consolidated basis, (A) the present fair saleable value of the Company’s and its Subsidiaries’ assets is less than the amount required to pay the Company’s and its Subsidiaries’ total Indebtedness (as defined below), (B) the Company and its Subsidiaries are unable to pay their debts and liabilities, subordinated, contingent or otherwise, as such debts and liabilities become absolute and matured or (C) the Company and its Subsidiaries intend to incur or believe that they will incur debts that would be beyond their ability to pay as such debts mature; and (ii) with respect to the Company and each Subsidiary, individually, (A) the present fair saleable value of the Company’s or such Subsidiary’s (as the case may be) assets is less than the amount required to pay its respective total Indebtedness, (B) the Company or such Subsidiary (as the case may be) is unable to pay its respective debts and liabilities, subordinated, contingent or otherwise, as such debts and liabilities become absolute and matured or (C) the Company or such Subsidiary (as the case may be) intends to incur or believes that it will incur debts that would be beyond its respective ability to pay as such debts mature. Neither the Company nor any of its Subsidiaries has engaged in any business or in any transaction, and is not about to engage in any business or in any transaction, for which the Company’s or such Subsidiary’s remaining assets constitute unreasonably small capital with which to conduct the business in which it is engaged as such business is now conducted and is proposed to be conducted.

(m)    No Undisclosed Events, Liabilities, Developments or Circumstances. To the Company’s knowledge, no event, liability, development or circumstance has occurred or exists, or is reasonably expected to exist or occur with respect to the Company, any of its Subsidiaries or any of their respective businesses, properties, liabilities, prospects, operations (including results thereof) or condition (financial or otherwise), that would reasonably be expected to result in a Material Adverse Effect.

(n)    Conduct of Business; Regulatory Permits. Neither the Company nor any of its Subsidiaries is in violation of any term of or in default under its Certificate of Incorporation, any certificate of designation, preferences or rights of any other outstanding series of preferred stock of the Company or any of its Subsidiaries or Bylaws or their organizational charter, certificate of formation, memorandum of association, articles of association, Certificate of Incorporation or certificate of incorporation or bylaws, respectively. Neither the Company nor any of its Subsidiaries is in violation of any judgment, decree or order or any statute, ordinance, rule or regulation applicable to the Company or any of its Subsidiaries, and neither the Company nor any of its Subsidiaries will conduct its business in violation of any of the foregoing, except in all cases for possible violations which would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect. During the two years prior to the date hereof, (i) the Common Stock has been listed or designated for quotation on the Principal Market, (ii) trading in the Common Stock has not been suspended by the SEC or the Principal Market and (iii) the Company has received no communication, written or oral, from the SEC or the Principal Market regarding the suspension or delisting of the Common Stock from the Principal Market. The Company and each of its Subsidiaries possess all certificates, authorizations and permits issued by the appropriate regulatory authorities necessary to conduct their respective businesses, except where the failure to possess such certificates, authorizations or permits would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect, and neither the Company nor any such Subsidiary has received any notice of proceedings relating to the revocation or modification of any such certificate, authorization or permit. There is no agreement, commitment, judgment, injunction, order or decree binding upon the Company or any of its Subsidiaries or to which the Company or any of its Subsidiaries is a party which has or would reasonably be expected to have the effect of prohibiting or materially impairing any business practice of the Company or any of its Subsidiaries, any acquisition of property by the Company or any of its Subsidiaries or the conduct of business by the Company or any of its Subsidiaries as currently conducted other than such effects, individually or in the aggregate, which would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect on the Company or any of its Subsidiaries.

(o)     Foreign Corrupt Practices. Neither the Company nor any of its Subsidiaries nor any director, officer, agent or employee of the Company or any of its Subsidiaries has (i) used any corporate funds for any unlawful contribution, gift, entertainment or other unlawful expense relating to political activity; (ii) made any direct or indirect unlawful payment to any foreign or domestic government official or employee from corporate funds; (iii) violated or is in violation of any provision of the Foreign Corrupt Practices Act of 1977; or (iv) made any bribe, rebate, payoff, influence payment, kickback or other unlawful payment.

(p)     Sarbanes-Oxley Act. The Company and each Subsidiary is in compliance with any and all applicable requirements of the Sarbanes-Oxley Act of 2002, as amended, and any and all applicable rules and regulations promulgated by the SEC thereunder.

(q)    Transactions With Affiliates. Except as set forth in the SEC Documents, there are no transactions between the Company or any Subsidiaries, on the one hand, and Affiliates of the Company or any Subsidiaries, on the other hand.

(r)     Equity Capitalization. The Company has an authorized capitalization as set forth in the Prospectus in the column entitled “Actual” under the caption “Capitalization”; all of the issued shares of capital stock of the Company have been duly and validly authorized and issued and are fully paid and non-assessable; except for Bioral Nutrient Delivery, LLC, all of the issued shares of capital stock of each Subsidiary have been duly and validly authorized and issued, are fully paid and non-assessable and are owned directly or indirectly by the Company, free and clear of all liens, encumbrances or claims; and none of the issued shares of capital stock of the Company was issued in violation of the preemptive or other similar rights of any security holder of the Company

(s)    Existing Securities; Obligations. (A) The holders of outstanding shares of the Company’s capital stock are not entitled to preemptive or other rights to subscribe for the shares of Preferred Shares that have not been complied with or otherwise effectively waived; (B) except as set forth in the SEC Documents, there are no outstanding options, warrants, scrip, rights to subscribe to, calls or commitments of any character whatsoever relating to, or securities or rights convertible into, or exercisable or exchangeable for, any shares, interests or capital stock of the Company or any of its Subsidiaries, or contracts, commitments, understandings or arrangements by which the Company or any of its Subsidiaries is or may become bound to issue additional shares, interests or capital stock of the Company or any of its Subsidiaries or options, warrants, scrip, rights to subscribe to, calls or commitments of any character whatsoever relating to, or securities or rights convertible into, or exercisable or exchangeable for, any shares, interests or capital stock of the Company or any of its Subsidiaries; (C) there are no agreements or arrangements under which the Company or any of its Subsidiaries is obligated to register the sale of any of their securities under the 1933 Act (except pursuant to this Agreement); (D) there are no outstanding securities or instruments of the Company or any of its Subsidiaries which contain any redemption or similar provisions, and there are no contracts, commitments, understandings or arrangements by which the Company or any of its Subsidiaries is or may become bound to redeem a security of the Company or any of its Subsidiaries; (E) there are no securities or instruments containing anti-dilution or similar provisions; (F) neither the Company nor any Subsidiary has any stock appreciation rights or “phantom stock” plans or agreements or any similar plan or agreement; and (G) the Company has not sold or issued any shares of Common Stock during the six-month period preceding the date of the Prospectus, including any sales pursuant to Regulation D of, the 1933 Act, other than (i) shares issued pursuant to employee benefit plans, stock option plans or other employee compensation plans or pursuant to outstanding options, rights or warrants, or (ii) as set forth, incorporated by reference or described in the SEC Documents.

(t)    Organizational Documents. The Company has filed on EDGAR true, correct and complete copies of the Company’s Articles of Incorporation, as amended and as in effect on the date hereof (the “Certificate of Incorporation”), and the Company’s second amended and restated bylaws as in effect on the date hereof (the “Bylaws”), and the terms of all Convertible Securities and the material rights of the holders thereof in respect thereto.

(u)    Litigation; Investigations. Except as described in the SEC Documents, there are no actions, suits, proceedings, inquiries or investigations before or by the Principal Market, any court, public board, government agency, including, but not limited to, the Department of Justice, the SEC, the Office of Inspector General, the Federal Trade Commission or the FDA, self-regulatory organization or body pending or, to the Knowledge of the Company, threatened against or affecting the Company, the Common Stock or any of the Company’s officers or directors, whether of a civil or criminal nature or otherwise.

(v)     Insurance. The Company and each of its Subsidiaries are insured by insurers of recognized financial responsibility against such losses and risks and in such amounts as management of the Company believes to be prudent and customary in the businesses in which the Company and its Subsidiaries are engaged. Neither the Company nor any such Subsidiary has been refused any insurance coverage sought or applied for, and neither the Company nor any such Subsidiary has any reason to believe that it will be unable to renew its existing insurance coverage as and when such coverage expires or to obtain similar coverage from similar insurers as may be necessary to continue its business at a cost that would not reasonably be expected to have a Material Adverse Effect.

(w)     Employee Relations. Neither the Company nor any of its Subsidiaries is a party to any collective bargaining agreement or employs any member of a union. The Company and its Subsidiaries believe that their relations with their employees are good. No executive officer (as defined in Rule 501(f) promulgated under the 1933 Act) or other key employee of the Company or any of its Subsidiaries has notified the Company or any such Subsidiary that such officer intends to leave the Company or any such Subsidiary or otherwise terminate such officer’s employment with the Company or any such Subsidiary. The Company and its Subsidiaries are in compliance with all federal, state, local and foreign laws and regulations respecting labor, employment and employment practices and benefits, terms and conditions of employment and wages and hours, except where failure to be in compliance would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.

(x)    Title. Except as set forth in the SEC Documents, the Company and its Subsidiaries do not own any real property and have good and marketable title to all personal property owned by them which is material to the business of the Company, in each case free and clear of all liens, encumbrances and defects except such as do not materially affect the value of such property and do not interfere with the use made and proposed to be made of such property by the Company and its Subsidiaries; and any real property and buildings held under lease by the Company and its Subsidiaries are held by them under valid, subsisting and enforceable leases with such exceptions as are not material and do not interfere with the use made and proposed to be made of such property and buildings by the Company and its Subsidiaries.

(y)    FDA and Regulatory Matters. Except in each case as set forth in the SEC Documents, the Company and its Subsidiaries (i) are and at all times have been in material compliance with all federal, state, local and foreign statutes, rules and regulations applicable to the ownership, testing, development, manufacture, packaging, processing, use, distribution, handling, marketing, labeling, advertising, promotion, sale, offer for sale, storage, import, export or disposal of any product under development, subject to an approved New Drug Application, or manufactured or distributed by or on behalf of the Company or its Subsidiaries, including, without limitation, the Federal Food, Drug, and Cosmetic Act and the Controlled Substances Act (“Industry Laws”); (ii) have not received any FDA Form 483, notice of adverse finding, warning letter, untitled letter or other similar correspondence or notice from the U.S. Food and Drug Administration (the “FDA”), the Drug Enforcement Administration (the “DEA”) or any other federal, state, local or foreign governmental or regulatory authority alleging or asserting material noncompliance with any Industry Laws or any licenses, certificates, approvals, clearances, authorizations, permits, registrations and supplements or amendments thereto required by any such Industry Laws (“Healthcare Permits”); (iii) possess all material Healthcare Permits, which are valid and in full force and effect, and are not in material violation of any term of any such Healthcare Permit, and no event has occurred which allows, or after notice or lapse of time would allow, revocation or termination of any Healthcare Permit or results in any other material impairment of the rights of the holder of any Healthcare Permit; (iv) have not received notice of any claim, action, suit, proceeding, hearing, enforcement, investigation, arbitration or other action from the FDA, DEA or any other federal, state, local or foreign governmental or regulatory authority or third party alleging that any product operation or activity is in material violation of any Industry Laws or Healthcare Permits, and have no knowledge that the FDA, DEA or any other federal, state, local or foreign governmental or regulatory authority or third party is considering any such claim, litigation, arbitration, action, suit, investigation or proceeding; (v) have not received notice that the FDA, DEA or any other federal, state, local or foreign governmental or regulatory authority has taken, is taking or intends to take action to limit, suspend, modify or revoke any material Healthcare Permit, and have no knowledge that the FDA, DEA or any other federal, state, local or foreign governmental or regulatory authority is considering such action; (vi) have filed, obtained, maintained or submitted all material reports, documents, forms, notices, applications, records, claims, submissions and supplements or amendments as required by any Industry Laws or Healthcare Permits, and all such reports, documents, forms, notices, applications, records, claims, submissions and supplements or amendments were materially complete and correct on the date filed (or were corrected or supplemented by a subsequent submission); and (vii) have not, either voluntarily or involuntarily, initiated, conducted or issued or caused to be initiated, conducted or issued, any recall, correction, market withdrawal or replacement, safety alert, post-sale warning, “dear doctor” letter, or other notice or action relating to the alleged lack of safety or efficacy of any product or any alleged product defect or violation and, to the knowledge of the Company, no third party has initiated, conducted or intends to initiate any such notice or action.

(z)    Clinical Trials. To the Company’s knowledge, the preclinical and clinical trials conducted by or on behalf of the Company and its Subsidiaries were and, if still ongoing, are being conducted in all material respects in accordance with experimental protocols, procedures and controls pursuant to accepted professional scientific standards and all Industry Laws and Healthcare Permits; (ii) the descriptions of the results of such studies, tests and trials contained in the SEC Documents are accurate and complete in all material respects and fairly present the data derived from such studies, tests and trials; (iii) except to the extent disclosed in each of the Pricing Disclosure Package, the Company is not aware of any studies, tests or trials, the results of which the Company believes reasonably call into question the study, test, or trial results described or referred to in the SEC Documents when viewed in the context in which such results are described and the clinical state of development; and (iv) except as described in the SEC Documents, since December 31, 2013, the Company has not received any notices or correspondence from the FDA or any other federal, state, local or foreign governmental or regulatory authority requiring the termination, suspension or material modification of any studies, tests or preclinical or clinical trials conducted by or on behalf of the Company.

(aa)    Compliance with Healthcare Laws. Each of the Company and its Subsidiaries and, to the knowledge of the Company, their directors, officers, employees and agents is, and at all times has been, in material compliance with all applicable healthcare laws and regulations, including, without limitation, the federal Anti-kickback Statute (42 U.S.C. § 1320a-7b(b)), the Anti-Inducement Law (42 U.S.C. § 1320a-7a(a)(5)), the civil False Claims Act (31 U.S.C. §§ 3729 et seq.), the administrative False Claims Law (42 U.S.C. § 1320a-7b(a)), the Health Insurance Portability and Accountability Act of 1996 (42 U.S.C. § 1320d et seq.), as amended by the Health Information Technology for Economic and Clinical Health Act (42 U.S.C. §§ 17921 et seq.), the exclusion laws (42 U.S.C. § 1320a-7), and the Food Drug and Cosmetic Act (21 U.S.C. §§ 301 et seq.), Medicare (Title XVIII of the Social Security Act), Medicaid (Title XIX of the Social Security Act), the regulations promulgated pursuant to such laws, and any other state or federal law, accreditation standards, regulation, guidance document, manual provision, program memorandum, opinion letter, or other issuance which regulates kickbacks, patient or program charges, recordkeeping, claims process, documentation requirements, medical necessity, referrals, the hiring of employees or acquisition of services or supplies from those who have been excluded from government health care programs, quality, safety, privacy, security, licensure, accreditation or any other aspect of providing health care or pharmaceutical services (collectively, the “Health Care Laws”); (ii) neither the Company nor any of its Subsidiaries nor, to the knowledge of the Company, any director, officer, employee, agent, employee or affiliate of the Company or any of its Subsidiaries, have committed any act, made any statement or failed to make any statement that would reasonably be expected to provide a basis for the FDA or any other governmental or regulatory authority to invoke its policy with respect to “Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities,” or similar policies, set forth in any Health Care Law; (iii) neither the Company nor any of its Subsidiaries nor, to the knowledge of the Company, any director, officer, employee, agent, employee or affiliate of the Company or any of its Subsidiaries has been convicted of any crime or engaged in any conduct that has resulted, or would reasonably be expected to result, in debarment under any Health Care Law, including, without limitation, 21 U.S.C. Section 335a; (iv) no claims, actions, proceedings or investigations that would reasonably be expected to result in such a material debarment or exclusion are pending or, to the knowledge of the Company, threatened, against the Company, its Subsidiaries or, to the knowledge of the Company, any director, officer, employee, agent, employee or affiliate of the Company or any of its Subsidiaries; (v) neither the Company nor any of its Subsidiaries has received any notification, correspondence or any other written or oral communication from any governmental or regulatory entity (including, without limitation, the FDA, DEA, the Centers for Medicare and Medicaid Services, and the Department of Health and Human Services Office of Inspector General) of potential or actual material non-compliance by, or liability of, the Company or any of its Subsidiaries under any Health Care Law; (vi) neither the Company nor any of its Subsidiaries is a party to any corporate integrity agreements, monitoring agreements, consent decrees, settlement orders, or similar agreements with or imposed by any governmental or regulatory entity; and (vii) the manufacture of Company’s and its Subsidiaries products by or on behalf of the Company and/or its Subsidiaries is being conducted in compliance in all material respects with all applicable Laws, including, without limitation, the FDA’s current good manufacturing practice regulations for products in the United States, and the respective counterparts thereof promulgated by governmental and regulatory authorities in countries outside the United States.

(bb)    Intellectual Property Rights. The Company and its Subsidiaries own, possess, have a license to or have adequate rights to use on reasonable terms, all patents, patent applications, licenses, inventions, copyrights, know-how (including trade secrets and other unpatented and/or unpatentable proprietary or confidential information, systems or procedures), trademarks, service marks, trade names, domain names, or other intellectual property including registrations and applications for registration thereof (collectively “Intellectual Property”) necessary to carry on the business now operated by them or as described in the SEC Documents to be operated by them. Except as described in the SEC Documents (i) to the Company’s knowledge, after due investigation, there are no rights of third parties to any such Intellectual Property except as to third parties who have granted the Company a license thereto, (ii) to the Company’s knowledge, after due investigation, there is no material infringement, misappropriation or other violation by third parties of any such Intellectual Property, (iii) neither the Company nor any of its Subsidiaries has received any notice of or is otherwise aware of any infringement or misappropriation of, or conflict with, asserted rights of others with respect to any Intellectual Property or of any facts or circumstances which would render any Intellectual Property invalid or unenforceable in whole or in part, or otherwise inadequate to protect the interest of the Company or any of its Subsidiaries therein, and which infringement or conflict (if the subject of any unfavorable decision, ruling or finding) or invalidity, unenforceability or inadequacy, in whole or in part, that would, individually or in the aggregate, result in a Material Adverse Effect, (iv) to the Company’s knowledge, after due investigation, none of the Intellectual Property used by the Company in its business has been obtained or is being used by the Company in violation of any contractual obligation binding on the Company or in violation of the rights of any third parties, (v) the Company is not aware of any facts that it believes would form a reasonable basis for a successful challenge that any of its employees are in or have ever been in violation of any employment contract, patent disclosure agreement, invention assignment agreement, non-competition agreement, non-solicitation agreement, nondisclosure agreement or any restrictive covenant to or with a former employer where such violation relates to such employee’s breach of a confidentiality obligation, obligation to assign to the company Intellectual Property, or obligation not to use third party Intellectual Property or other proprietary rights on behalf of the Company and (vi) the Company is not a party to or bound by any options, licenses or other agreements with respect to the Company’s or any third party’s Intellectual Property that are required to be set forth in the SEC Documents, but are not described in all material respects in the SEC Documents.

(cc)    Environmental Laws. Except as disclosed in the SEC Documents, neither the Company nor any of its Subsidiaries is in violation of any statute, any rule, regulation, decision or order of any governmental authority or any court, domestic or foreign, relating to the use, disposal or release of hazardous or toxic substances or relating to the protection or restoration of the environment or human exposure to hazardous or toxic substances (collectively, “Environmental Laws”), owns or operates any real property contaminated with any substance that is subject to any Environmental Laws, is liable for any off-site disposal or contamination pursuant to any Environmental Laws, or is subject to any claim relating to any environmental laws, which violation, contamination, liability or claim would individually or in the aggregate be reasonably expected to have a Material Adverse Effect; and the Company is unaware of any pending investigation which might lead to such a claim.

(dd)     Tax Status. The Company and each of its Subsidiaries (i) has timely made or filed all foreign, federal and state income and all other tax returns, reports and declarations required by any jurisdiction to which it is subject or has requested extensions thereof (except in any case in which the failure so to file would not have a Material Adverse Effect), (ii) has timely paid all taxes and other governmental assessments and charges that are material in amount, shown or determined to be due on such returns, reports and declarations, except those being contested in good faith and (iii) has set aside on its books provision reasonably adequate for the payment of all taxes for periods subsequent to the periods to which such returns, reports or declarations apply. The Company is not operated in such a manner as to qualify as a passive foreign investment company, as defined in Section 1297 of the U.S. Internal Revenue Code of 1986, as amended (the “Code”).

(ee)     Internal Accounting and Disclosure Controls. The Company maintains a system of “internal control over financial reporting” (as such term is defined in Rule 13a-15(f) under the 1934 Act) that complies with the requirements of the 1934 Act and has been designed by the Company’s principal executive officer and principal financial officer, or under their supervision, to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP. The Company and its Subsidiaries maintain internal accounting controls sufficient to provide reasonable assurance that (i) transactions are executed in accordance with management’s general or specific authorizations; (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain asset accountability; (iii) access to assets is permitted only in accordance with management’s general or specific authorization; and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences. Except as disclosed in the Registration Statement, the Company’s internal control over financial reporting is effective and there are no material weaknesses or significant deficiencies in its internal control over financial reporting. Since the date of the latest audited financial statements included in the SEC Documents, there has been no change in the Company’s internal control over financial reporting that has materially affected, or is reasonably likely to materially affect, the Company’s internal control over financial reporting.

(ff)    Disclosure Controls. The Company maintains “disclosure controls and procedures” (as such term is defined in Rule 13a-15(e) under the 1934 Act) that comply with the requirements of the 1934 Act; such disclosure controls and procedures have been designed to ensure that information required to be disclosed by the Company in reports that it files or submits under the 1934 Act is recorded, processed, summarized and reported within the time periods specified in the SEC’s rules and forms, including controls and procedures designed to ensure that such information is accumulated and communicated to the Company’s management as appropriate to allow timely decisions regarding required disclosure; and such disclosure controls and procedures are effective.

(gg)    Off Balance Sheet Arrangements. There is no transaction, arrangement, or other relationship between the Company or any of its Subsidiaries and an unconsolidated or other off balance sheet entity that is required to be disclosed by the Company in its SEC Documents and is not so disclosed or that otherwise could be reasonably likely to have a Material Adverse Effect.

(hh)     Investment Company Status. Neither the Company nor any of its Subsidiaries is, and after giving effect to the offering and sale of the shares of Preferred Shares and the application of the proceeds thereof as described in the Prospectus Supplement, none of them will not be, an “investment company” or an entity “controlled” by an “investment company”, as each such term is defined in the Investment Company Act of 1940, as amended.

(ii)    Registration Eligibility. The Company is eligible to register the issuance of the Securities by the Company using Form S-3 promulgated under the 1933 Act.

(jj)    Transfer Taxes. On the Closing Date, all stock transfer or other taxes (other than income or similar taxes) which are required to be paid in connection with the issuance, sale and transfer of the Securities to be sold to each Buyer hereunder will be, or will have been, fully paid or provided for by the Company, and all laws imposing such taxes will be or will have been complied with.

(kk)     Money Laundering. The operations of the Company and its Subsidiaries are and have been conducted at all times in compliance with applicable financial recordkeeping and reporting requirements of the Currency and Foreign Transactions Reporting Act of 1970, as amended, the money laundering statutes of all jurisdictions, the rules and regulations thereunder and any related or similar rules, regulations or guidelines, issued, administered or enforced by any governmental agency (collectively, the “Money Laundering Laws”) and no action, suit or proceeding by or before any court or governmental agency, authority or body or any arbitrator involving the Company or any of its Subsidiaries with respect to the Money Laundering Laws is pending or, to the knowledge of the Company, threatened.

(ll)    Market Manipulation. The Company has not taken and will not take, directly or indirectly, any action which is designed to or which has constituted or which would reasonably be expected to cause or result in stabilization or manipulation of the price of any security of the Company to facilitate the sale or resale of the Preferred Shares.

(mm)    Unlawful Payments. Neither the Company nor any of its Subsidiaries nor any director, officer, agent or employee of the Company or any of its Subsidiaries has (i) used any corporate funds for any unlawful contribution, gift, entertainment or other unlawful expense relating to political activity; (ii) made any direct or indirect unlawful payment to any foreign or domestic government official or employee from corporate funds; (iii) violated or is in violation of any provision of the Foreign Corrupt Practices Act of 1977; or (iv) made any bribe, rebate, payoff, influence payment, kickback or other unlawful payment.

(nn)    Stock Option Plans. Each stock option granted by the Company was granted (i) in accordance with the terms of the applicable stock option plan of the Company and (ii) with an exercise price at least equal to the fair market value of the Common Stock on the date such stock option would be considered granted under GAAP and applicable law. No stock option granted under the Company’s stock option plan has been backdated. The Company has not knowingly granted, and there is no and has been no policy or practice of the Company to knowingly grant, stock options prior to, or otherwise knowingly coordinate the grant of stock options with, the release or other public announcement of material information regarding the Company or its Subsidiaries or their financial results or prospects.

(oo)    Disclosure. The Company confirms that neither it nor any other person acting on its behalf has provided any of the Buyers or their agents or counsel with any information that constitutes or could reasonably be expected to constitute material, non-public information concerning the Company or any of its Subsidiaries, other than the existence of the transactions contemplated by this Agreement and the other Transaction Documents. The Company understands and confirms that each of the Buyers will rely on the foregoing representations in effecting transactions in securities of the Company. All disclosure provided to the Buyers regarding the Company and its Subsidiaries, their businesses and the transactions contemplated hereby, including the schedules to this Agreement, furnished by or on behalf of the Company or any of its Subsidiaries is true and correct and does not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. All of the written information furnished after the date hereof by or on behalf of the Company or any of its Subsidiaries to each Buyer pursuant to or in connection with this Agreement and the other Transaction Documents, taken as a whole, will be true and correct in all material respects as of the date on which such information is so provided and will not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. No event or circumstance has occurred or information exists with respect to the Company or any of its Subsidiaries or its or their business, properties, liabilities, prospects, operations (including results thereof) or conditions (financial or otherwise), which, under applicable law, rule or regulation, requires public disclosure at or before the date hereof or announcement by the Company but which has not been so publicly disclosed. The Company acknowledges and agrees that no Buyer makes or has made any representations or warranties with respect to the transactions contemplated hereby other than those specifically set forth in Section 2.

(pp)    OFAC. Neither the Company nor any of its subsidiaries nor any director, officer, agent, employee or affiliate of the Company or any of its subsidiaries is currently subject to any U.S. sanctions administered by the Office of Foreign Assets Control of the U.S. Treasury Department (“OFAC”); and the Company will not directly or indirectly use the proceeds of the offering of the shares of Preferred Stock, or lend, contribute or otherwise make available such proceeds to any subsidiary, joint venture partner or other person or entity, for the purpose of financing the activities of any person currently subject to any U.S. sanctions administered by OFAC.

4.    COVENANTS.

(a) Efforts. Each Buyer shall use its commercially reasonably efforts to timely satisfy each of the covenants hereunder and conditions to be satisfied by it as provided in Section 6 of this Agreement. The Company shall use its best efforts to timely satisfy each of the covenants hereunder and conditions to be satisfied by it as provided in Section 7 of this Agreement.

(b) Amendments to the Registration Statement; Prospectus Supplements; Free Writing Prospectuses. The Company has not made, and agrees that unless it obtains the prior written consent of the Buyer it will not make, an offer relating to the Securities that would constitute an “issuer free writing prospectus” as defined in Rule 433 promulgated under the 1933 Act (an “Issuer Free Writing Prospectus”) or that would otherwise constitute a “free writing prospectus” as defined in Rule 405 promulgated under the 1933 Act (a “Free Writing Prospectus”) required to be filed by the Company or the Buyer with the SEC or retained by the Company or the Buyer under Rule 433 under the 1933 Act. The Buyer has not made, and agrees that unless it obtains the prior written consent of the Company it will not make, an offer relating to the Securities that would constitute a Free Writing Prospectus required to be filed by the Company with the SEC or retained by the Company under Rule 433 under the 1933 Act. Any such Issuer Free Writing Prospectus or other Free Writing Prospectus consented to by the Buyer or the Company is referred to in this Agreement as a “Permitted Free Writing Prospectus.” The Company agrees that (x) it has treated and will treat, as the case may be, each Permitted Free Writing Prospectus as an Issuer Free Writing Prospectus and (y) it has complied and will comply, as the case may be, with the requirements of Rules 164 and 433 under the 1933 Act applicable to any Permitted Free Writing Prospectus, including in respect of timely filing with the SEC, legending and record keeping. Buyers consent to the following Issuer Free Writing Prospectus: Press Release on CRG Amendment and Board Changes, issued by the Company on May 17, 2018 and filed as a free writing prospectus.

(c) Prospectus Delivery. As soon as practicable after execution of this Agreement the Company shall file a Prospectus Supplement with respect to the Securities to be issued on the Closing Date, as required under, and in conformity with, the 1933 Act, including Rule 424(b) thereunder. The Company shall deliver or make available to the Buyer, without charge, an electronic copy of each form of Prospectus Supplement, together with the Prospectus, and any Permitted Free Writing Prospectus on the Closing Date. The Company consents to the use of the Prospectus (and of any Prospectus Supplements thereto) in accordance with the provisions of the 1933 Act and with the securities or “blue sky” laws of the jurisdictions in which the Securities may be sold by the Buyer, in connection with the offering and sale of the Securities and for such period of time thereafter as the Prospectus (or in lieu thereof, the notice referred to in Rule 173(a) under the 1933 Act) is required by the 1933 Act to be delivered in connection with sales of the Securities. If during such period of time any event shall occur that in the judgment of the Company and its counsel is required to be set forth in the Registration Statement or the Prospectus or any Permitted Free Writing Prospectus or should be set forth therein in order to make the statements made therein (in the case of the Prospectus, in light of the circumstances under which they were made) not misleading, or if it is necessary to amend the Registration Statement or supplement or amend the Prospectus or any Permitted Free Writing Prospectus to comply with the 1933 Act or any other applicable law or regulation, the Company shall forthwith prepare and, subject to Section 4(b) above, file with the SEC an appropriate amendment to the Registration Statement or Prospectus Supplement to the Prospectus (or supplement to the Permitted Free Writing Prospectus) and shall expeditiously furnish or make available to the Buyer an electronic copy thereof.

(d) Stop Orders. The Company shall advise the Buyer promptly (but in no event later than 24 hours) and shall confirm such advice in writing: (i) of the Company’s receipt of notice of any request by the SEC for amendment of or a supplement to the Registration Statement, the Prospectus, any Permitted Free Writing Prospectus or for any additional information; (ii) of the Company’s receipt of notice of the issuance by the SEC of any stop order suspending the effectiveness of the Registration Statement or prohibiting or suspending the use of the Prospectus or any Prospectus Supplement, or of the suspension of qualification of the Securities for offering or sale in any jurisdiction, or the initiation or contemplated initiation of any proceeding for such purpose; (iii) of the Company becoming aware of the happening of any event, which makes any statement of a material fact made in the Registration Statement, the Prospectus or any Permitted Free Writing Prospectus untrue or which requires the making of any additions to or changes to the statements then made in the Registration Statement, the Prospectus or any Permitted Free Writing Prospectus in order to state a material fact required by the 1933 Act to be stated therein or necessary in order to make the statements then made therein (in the case of the Prospectus, in light of the circumstances under which they were made) not misleading, or of the necessity to amend the Registration Statement or supplement the Prospectus or any Permitted Free Writing Prospectus to comply with the 1933 Act or any other law or (iv) if at any time following the date hereof the Registration Statement is not effective or is not otherwise available for the issuance of the Securities or any Prospectus contained therein is not available for use for any other reason. Thereafter, the Company shall promptly notify such holders when the Registration Statement, the Prospectus, any Permitted Free Writing Prospectus and/or any amendment or supplement thereto, as applicable, is effective and available for the issuance of the Securities. If at any time the SEC shall issue any stop order suspending the effectiveness of the Registration Statement or prohibiting or suspending the use of the Prospectus or any Prospectus Supplement, the Company shall use best efforts to obtain the withdrawal of such order at the earliest possible time.

(e) Blue Sky. The Company shall, on or before the Closing Date, take such action as the Company shall reasonably determine is necessary in order to obtain an exemption for, or to, qualify the Securities for sale to the Buyers at the Closing pursuant to this Agreement under applicable securities or “Blue Sky” laws of the states of the United States (or to obtain an exemption from such qualification), and shall provide evidence of any such action so taken to the Buyers on or prior to the Closing Date. Without limiting any other obligation of the Company under this Agreement, the Company shall timely make all filings and reports relating to the offer and sale of the Securities required under all applicable securities laws (including, without limitation, all applicable federal securities laws and all applicable “Blue Sky” laws), and the Company shall comply with all applicable foreign, federal, state and local laws, statutes, rules, regulations and the like relating to the offering and sale of the Securities to the Buyers.

(f) Reporting Status. Until the date which is the later of the date on which (i) the Preferred Shares are no longer outstanding or (ii) the Company is no longer obligated under the Registration Rights Agreement to maintain the registration statement filed thereunder, the Company shall timely file all reports required to be filed with the SEC pursuant to the 1934 Act, and the Company shall not terminate its status as an issuer required to file reports under the 1934 Act even if the 1934 Act or the rules and regulations thereunder would otherwise permit such termination.

(g) Use of Proceeds. The Company will use the proceeds from the sale of the Securities as described in the Prospectus Supplement, but not, directly or indirectly, for (i) except as set forth on Schedule 4(g), the satisfaction of any indebtedness of the Company or any of its Subsidiaries, (ii) the redemption or repurchase of any securities of the Company or any of its Subsidiaries, or (iii) the settlement of any outstanding litigation.

(h) Listing. The Company shall use best efforts to maintain the Common Stock’s listing on the Principal Market. If after using best efforts the Company is unable to maintain such listing, the Company shall us best efforts to provide that the Common Stock is quoted for trading on the over-the-counter market.

(i) Fees. The Company shall be responsible for the payment of any Placement Agent’s fees, financial advisory fees, transfer agent fees, DTC fees or broker’s commissions (other than for Persons engaged by any Buyer) relating to or arising out of the transactions contemplated hereby (including, without limitation, any fees or commissions payable to the Placement Agent, who is the Company’s sole placement agent in connection with the transactions contemplated by this Agreement). The Company shall be responsible for all costs and expenses incurred by Broadfin Healthcare Master Fund Ltd. (the “Lead Investor”), including fees of counsel to the Lead Investor in connection with entering into this Agreement and the Transaction Documents and the transactions contemplated herein and therein, including any filings required by Section 13 or Section 16 of the 1934 Act. The Company shall pay, and hold each Buyer harmless against, any liability, loss or expense (including, without limitation, reasonable attorneys’ fees and out-of-pocket expenses) arising in connection with any claim relating to any such payment. Except as otherwise set forth in the Transaction Documents, each party to this Agreement shall bear its own expenses in connection with the sale of the Securities to the Buyers.

(j) Disclosure of Transactions. The Company shall, on or before 9:30 a.m., New York time, on the first (1st) Business Day after the date of this Agreement, issue one or more press releases (collectively, the “Press Release”) reasonably acceptable to the Buyers disclosing all the material terms of the transactions contemplated by the Transaction Documents. On or before 9:30 a.m., New York time, on the first (1st) Business Day after the date of this Agreement, the Company shall file a Current Report on Form 8-K describing all the material terms of the transactions contemplated by the Transaction Documents in the form required by the 1934 Act and attaching all the material Transaction Documents (including, without limitation, this Agreement (and all schedules to this Agreement)) (including all attachments, the “8-K Filing”). From and after the filing of the 8-K Filing, the Company shall have disclosed all material, non-public information (if any) provided to any of the Buyers by the Company or any of its Subsidiaries or any of their respective officers, directors, employees or agents in connection with the transactions contemplated by the Transaction Documents, other than with respect to the Lead Investor. From and after the issuance of the Press Release, the Company shall ensure that the Buyer shall not be in possession of any material, nonpublic information received from the Company or any of its respective officers, directors, employees or agents, that is not disclosed in the Press Release. The Company shall not, and shall cause each of its officers, directors, employees and agents not to, provide the Buyer with any material, nonpublic information regarding the Company from and after the filing of the Press Release without the express written consent of the Buyer pursuant to a Confidentiality and Nondisclosure Agreement.

(k) Reservation of Shares. Following the Stockholders Meeting, so long as any of the Preferred Shares remain outstanding, the Company shall take all action necessary to at all times have authorized, and reserved for the purpose of issuance, no less than 100% of the sum of the maximum number of Conversion Shares issuable upon conversion of all the Preferred Shares then outstanding (without regard to any limitations on the conversion of the Preferred Shares set forth therein) (collectively, the “Required Reserve Amount”). If at any time the number of shares of Common Stock authorized and reserved for issuance is not sufficient to meet the Required Reserve Amount, the Company will promptly take all corporate action necessary to authorize and reserve a sufficient number of shares, including, without limitation, calling a special meeting of stockholders to authorize additional shares to meet the Company’s obligations pursuant to the Transaction Documents, in the case of an insufficient number of authorized shares, obtain stockholder approval of an increase in such authorized number of shares, and voting the management shares of the Company in favor of an increase in the authorized shares of the Company to ensure that the number of authorized shares is sufficient to meet the Required Reserve Amount.

(l) Conduct of Business. The business of the Company and its Subsidiaries shall not be conducted in violation of any law, ordinance or regulation of any Governmental Entity, except where such violations would not reasonably be expected to result, either individually or in the aggregate, in a Material Adverse Effect.

(m) Participation Right. Until the first anniversary of the Closing Date, neither the Company nor any of its Subsidiaries shall, directly or indirectly, effect any Subsequent Placement unless the Company shall have first complied with this Section 4(m). The Company acknowledges and agrees that the right set forth in this Section 4(m) is a right granted by the Company, separately, to each Buyer.

(i) At least three (3) days prior to any proposed or intended Subsequent Placement, the Company shall deliver to each Buyer a written notice (each such notice, a “Pre-Notice”), which Pre-Notice shall not contain any information (including, without limitation, material, non-public information) other than: (A) if the proposed Offer Notice (as defined below) constitutes or contains material, non-public information, a statement asking whether the Investor is willing to accept material non-public information or (B) if the proposed Offer Notice does not constitute or contain material, non-public information, (x) a statement that the Company proposes or intends to effect a Subsequent Placement, (y) a statement that the statement in clause (x) above does not constitute material, non-public information and (z) a statement informing such Buyer that it is entitled to receive an Offer Notice (as defined below) with respect to such Subsequent Placement upon its written request. Upon the written request of a Buyer within one (1) day after the Company’s delivery to such Buyer of such Pre-Notice, and only upon a written request by such Buyer, the Company shall promptly, but no later than one day after such request, deliver to such Buyer an irrevocable written notice (the “Offer Notice”) of any proposed or intended issuance or sale or exchange (the “Offer”) of the securities being offered (the “Offered Securities”) in a Subsequent Placement, which Offer Notice shall (A) identify and describe the Offered Securities, (B) describe the price and other terms upon which they are to be issued, sold or exchanged, and the number or amount of the Offered Securities to be issued, sold or exchanged, (C) identify the persons (if known) to which or with which the Offered Securities are to be offered, issued, sold or exchanged and (D) offer to issue and sell to or exchange with such Buyer in accordance with the terms of the Offer such Buyer’s pro rata portion of the Offered Securities, provided that the number of Offered Securities which such Buyer shall have the right to subscribe for under this Section 4(m) shall be (x) based on such Buyer’s pro rata portion of the Offered Securities equal to the percentage of the Company’s outstanding equity ownership held by such Buyer, assuming conversion of all the outstanding Preferred Shares and the Company’s Series A Non-Voting Convertible Preferred Stock, on the date of delivery of the Pre-Notice (the “Basic Amount”), and (y) with respect to each Buyer that elects to purchase its Basic Amount, any additional portion of the Offered Securities attributable to the Basic Amounts of other Buyers as such Buyer shall indicate it will purchase or acquire should the other Buyers subscribe for less than their Basic Amounts (the “Undersubscription Amount”), which process shall be repeated until each Buyer shall have an opportunity to subscribe for any remaining Undersubscription Amount.

(ii) To accept an Offer, in whole or in part, such Buyer must deliver a written notice to the Company prior to the end of the one (1) Business Day after such Buyer’s receipt of the Offer Notice (the “Offer Period”), setting forth the portion of such Buyer’s Basic Amount that such Buyer elects to purchase and, if such Buyer shall elect to purchase all of its Basic Amount, the Undersubscription Amount, if any, that such Buyer elects to purchase (in either case, the “Notice of Acceptance”). If the Basic Amounts subscribed for by all Buyers are less than the total of all of the Basic Amounts, then each Buyer who has set forth an Undersubscription Amount in its Notice of Acceptance shall be entitled to purchase, in addition to the Basic Amounts subscribed for, the Undersubscription Amount it has subscribed for; provided, however, if the Undersubscription Amounts subscribed for exceed the difference between the total of all the Basic Amounts and the Basic Amounts subscribed for (the “Available Undersubscription Amount”), each Buyer who has subscribed for any Undersubscription Amount shall be entitled to purchase only that portion of the Available Undersubscription Amount as the Basic Amount of such Buyer bears to the total Basic Amounts of all Buyers that have subscribed for Undersubscription Amounts, subject to rounding by the Company to the extent it deems reasonably necessary. Notwithstanding the foregoing, if the Company desires to modify or amend the terms and conditions of the Offer prior to the expiration of the Offer Period, the Company may deliver to each Buyer a new Offer Notice and the Offer Period shall expire on the first (1st) Business Day after such Buyer’s receipt of such new Offer Notice.

(iii) The Company shall have seven (7) Business Days from the expiration of the Offer Period above (A) to offer, issue, sell or exchange all or any part of such Offered Securities as to which a Notice of Acceptance has not been given by a Buyer (the “Refused Securities”) pursuant to a definitive agreement(s) (the “Subsequent Placement Agreement”), but only upon terms and conditions (including, without limitation, unit prices and interest rates) that are not more favorable to the acquiring person or persons or less favorable to the Company than those set forth in the Offer Notice and (B) to publicly announce (x) the execution of such Subsequent Placement Agreement, and (y) either (I) the consummation of the transactions contemplated by such Subsequent Placement Agreement or (II) the termination of such Subsequent Placement Agreement, which shall be filed with the SEC on a Current Report on Form 8-K with such Subsequent Placement Agreement and any documents contemplated therein filed as exhibits thereto (except with respect to the termination of such Subsequent Placement, which shall be set forth in a written notice or e-mail to the Buyers and shall relieve such Buyers of any duty of confidentiality with respect to, or a duty not to trade on the basis of, any material, non-public information delivered by the Company, any of its Subsidiaries or agents with respect thereto).

(iv) In the event the Company shall propose to sell less than all the Refused Securities (any such sale to be in the manner and on the terms specified in Section 4(m)(iii) above), then each Buyer may, at its sole option and in its sole discretion, reduce the number or amount of the Offered Securities specified in its Notice of Acceptance to an amount that shall be not less than the number or amount of the Offered Securities that such Buyer elected to purchase pursuant to Section 4(m)(ii) above multiplied by a fraction, (A) the numerator of which shall be the number or amount of Offered Securities the Company actually proposes to issue, sell or exchange (including Offered Securities to be issued or sold to Buyers pursuant to this Section 4(m) prior to such reduction) and (B) the denominator of which shall be the original amount of the Offered Securities. In the event that any Buyer so elects to reduce the number or amount of Offered Securities specified in its Notice of Acceptance, the Company may not issue, sell or exchange more than the reduced number or amount of the Offered Securities unless and until such securities have again been offered to the Buyers in accordance with Section 4(m)(i) above.

(v) Upon the closing of the issuance, sale or exchange of all or less than all of the Refused Securities, such Buyer shall acquire from the Company, and the Company shall issue to such Buyer, the number or amount of Offered Securities specified in its Notice of Acceptance, as reduced pursuant to Section 4(m)(iv) above if such Buyer has so elected, upon the terms and conditions specified in the Offer. The purchase by such Buyer of any Offered Securities is subject in all cases to the preparation, execution and delivery by the Company and such Buyer of a separate purchase agreement relating to such Offered Securities reasonably satisfactory in form and substance to such Buyer and its counsel.

(vi) Any Offered Securities not acquired by a Buyer or other Persons in accordance with this Section 4(m) may not be issued, sold or exchanged until they are again offered to such Buyer under the procedures specified in this Agreement.

(vii) The Company and each Buyer agree that if any Buyer elects to participate in the Offer, neither the Subsequent Placement Agreement with respect to such Offer nor any other transaction documents related thereto (collectively, the “Subsequent Placement Documents”) shall include any term or provision whereby such Buyer shall be required to agree to any restrictions on trading as to any securities of the Company or be required to consent to any amendment to or termination of, or grant any waiver, release or the like under or in connection with, any agreement previously entered into with the Company or any instrument received from the Company.

(viii) Notwithstanding anything to the contrary in this Section 4(m) and unless otherwise agreed to by such Buyer, the Company shall either confirm in writing to such Buyer that the transaction with respect to the Subsequent Placement has been abandoned or shall publicly disclose its intention to issue the Offered Securities, in either case, in such a manner such that such Buyer will not be in possession of any material, non-public information, by the seventh (7th) Business Day following the end of the Offer Period. If by such seventh (7th) Business Day, no public disclosure regarding a transaction with respect to the Offered Securities has been made, and no notice regarding the abandonment of such transaction has been received by such Buyer, such transaction shall be deemed to have been abandoned and such Buyer shall not be in possession of any material, non-public information with respect to the Company or any of its Subsidiaries. Should the Company decide to pursue such transaction with respect to the Offered Securities, the Company shall provide such Buyer with another Offer Notice and such Buyer will again have the right of participation set forth in this Section 4(m). The Company shall not be permitted to deliver more than one such Offer Notice to such Buyer in any sixty (60) day period, except as expressly contemplated by the last sentence of Section 4(m)(ii).

(ix) The Company shall not circumvent the provisions of this Section 4(m) by providing terms or conditions to one Buyer that are not provided to all.

(x) Notwithstanding the foregoing, this Section 4(m) shall not apply in respect of the issuance of (A) shares of Common Stock or options to purchase Common Stock to directors, officers, consultants or employees of the Company in their capacity as such pursuant to an Approved Stock Plan (as defined below), provided that the exercise price of any such options is not lowered, none of such options are amended to increase the number of shares issuable thereunder and none of the terms or conditions of any such options are otherwise materially changed in any manner that adversely affects any of the Buyers; provided further, that for any issuance of securities to consultants to qualify under this clause (A), they may only be issued as “restricted securities” (as defined in Rule 144) without any registration rights; (B) shares of Common Stock issued upon the conversion or exercise of Convertible Securities (other than options to purchase Common Stock issued pursuant to an Approved Stock Plan that are covered by clause (A) above) issued prior to the date hereof, provided that the conversion, exercise or other method of issuance (as the case may be) of any such Convertible Security is made solely pursuant to the conversion, exercise or other method of issuance (as the case may be) provisions of such Convertible Security that were in effect on the date immediately prior to the date of this Agreement, the conversion, exercise or issuance price of any such Convertible Securities (other than options to purchase Common Stock issued pursuant to an Approved Stock Plan that are covered by clause (A) above) is not lowered, none of such Convertible Securities (other than options to purchase Common Stock issued pursuant to an Approved Stock Plan that are covered by clause (A) above) are amended to increase the number of shares issuable thereunder and none of the terms or conditions of any such Convertible Securities (other than options to purchase Common Stock issued pursuant to an Approved Stock Plan that are covered by clause (A) above) are otherwise materially changed in any manner that adversely affects any of the Buyers; (C) the Conversion Shares; and (D) securities issued pursuant to acquisitions or strategic transactions approved by a majority of the disinterested directors of the Company, provided that any such issuance shall only be to a Person (or to the equityholders of a Person) which is, itself or through its subsidiaries, an operating company or an owner of an asset in a business synergistic with the business of the Company and shall provide to the Company additional benefits in addition to the investment of funds, but shall not include a transaction in which the Company is issuing securities primarily for the purpose of raising capital or to an entity whose primary business is investing in securities (each of the foregoing in clauses (A) through (D), collectively the “Excluded Securities”). “Approved Stock Plan” means any employee benefit plan which has been approved by the board of directors of the Company prior to or subsequent to the date hereof pursuant to which shares of Common Stock and options to purchase Common Stock may be issued to any employee, officer, consultant or director for services provided to the Company in their capacity as such. “Convertible Securities” means any capital stock or other security of the Company or any of its Subsidiaries that is at any time and under any circumstances directly or indirectly convertible into, exercisable or exchangeable for, or which otherwise entitles the holder thereof to acquire, any capital stock or other security of the Company (including, without limitation, Common Stock) or any of its Subsidiaries.

(n) Passive Foreign Investment Company. The Company shall conduct its business, and shall cause its Subsidiaries to conduct their respective businesses, in such a manner as will ensure that the Company will not be deemed to constitute a passive foreign investment company within the meaning of Section 1297 of the Code.

(o) Effective Registration Statement. So long as the Preferred Shares are outstanding, the Company shall take all steps necessary to keep a registration statement on Form S-3 covering such shares and the Conversion Shares continually effective.

(p) Voting. Each Buyer, severally and not jointly, agrees to vote all shares of Common Stock over which such Buyer has voting control on the applicable record date in favor of any resolution on the Amendment (as defined in the Certificate of Designation) and Stockholder Approval, to the extent permissible under Nasdaq rules, that are presented to the stockholders of the Company at the Corporation Stockholders’ Meeting (as defined in the Certificate of Designation) and at any meeting of stockholders held subsequent thereto as a result of any adjournment or postponement of such Corporation Stockholders’ Meeting.

5.    REGISTER; TRANSFER AGENT INSTRUCTIONS; LEGEND.

(a) Register. The Company shall maintain at its principal executive offices (or such other office or agency of the Company as it may designate by notice to each holder of Securities), a register for the Preferred Shares in which the Company shall record the name and address of the Person in whose name the Preferred Shares have been issued (including the name and address of each transferee), the number of Preferred Shares held by such Person and the number of Conversion Shares issuable upon conversion of the Preferred Shares held by such Person. The Company shall keep the register open and available at all times during business hours for inspection of any Buyer or its legal representatives.

(b) [reserved]

(c) Legends. Certificates and any other instruments evidencing the Securities shall not bear any restrictive or other legend.

(d) FAST Compliance. While any Preferred Shares remain outstanding, the Company shall maintain a transfer agent that participates in the DTC Fast Automated Securities Transfer Program.

6.    CONDITIONS TO THE COMPANY’S OBLIGATION TO SELL.

The obligation of the Company hereunder to issue and sell the Preferred Shares to each Buyer at the Closing is subject to the satisfaction, at or before the Closing Date, of each of the following conditions, provided that these conditions are for the Company’s sole benefit and may be waived by the Company at any time in its sole discretion by providing each Buyer with prior written notice thereof:

(a) Such Buyer shall have executed each of the other Transaction Documents to which it is a party and delivered the same to the Company.

(b) Such Buyer and each other Buyer shall have delivered to the escrow account the Purchase Price for the Preferred Shares being purchased by such Buyer at the Closing by wire transfer of immediately available funds in accordance with the Company’s instructions.

(c) The representations and warranties of such Buyer shall be true and correct in all material respects as of the date when made and as of the Closing Date as though originally made at that time (except for representations and warranties that speak as of a specific date, which shall be true and correct as of such specific date), and such Buyer shall have performed, satisfied and complied in all material respects with the covenants, agreements and conditions required by this Agreement to be performed, satisfied or complied with by such Buyer at or prior to the Closing Date.

7.    CONDITIONS TO EACH BUYER’S OBLIGATION TO PURCHASE.

The obligation of each Buyer hereunder to purchase its Preferred Shares at the Closing is subject to the satisfaction, at or before the Closing Date, of each of the following conditions, provided that these conditions are for each Buyer’s sole benefit and may be waived by such Buyer at any time in its sole discretion by providing the Company with prior written notice thereof:

(a) The Company shall have duly executed and delivered to such Buyer each of the Transaction Documents to which such Buyer is a party.

(b) The Company shall have filed the Certificate of Designation with the Delaware Secretary of State, and such Certificate of Designation shall be effective.

(c) Such Buyer shall have received the opinion of Ellenoff Grossman & Schole LLP, the Company’s counsel, dated as of the Closing Date, in the form reasonably acceptable to such Buyer.

(d) The Company shall have duly executed and delivered, or caused to be delivered, to such Buyer a certificate evidencing a number of Preferred Shares equal to such Buyer’s Purchase Price divided by $10,000 as set forth across from such Buyer’s name in Schedule 1, registered in the name of such Buyer;

(e) The Chief Executive Officer of the Company shall have signed the waiver in substantially the form set forth in Exhibit D.

(f) Each of the directors of the Company set forth on Schedule 7(f) shall have entered into a Director Retirement Agreement in the form set forth on Exhibit E hereto.

(g) Each of the individuals set forth on Schedule 7(g) shall have been nominated and approved by the Company’s board of directors to serve as a director of the board, effective upon the Closing.

(h) Each of the individuals listed on Schedule 7(g) shall have received and executed an indemnification agreement with the Company, effective on the Closing.

(i) The Company shall have amended its term loan agreement with ACRG Servicing LLC, as administrative agent and collateral agent, in a form reasonably satisfactory to the Buyers.

(j) The Company shall have delivered to such Buyer a certificate evidencing the formation and good standing of the Company and each of its Subsidiaries in each such entity’s jurisdiction of formation issued by the Secretary of State (or comparable office) of such jurisdiction of formation as of a date within two (2) days of the Closing Date.

(k) The Company shall have delivered to such Buyer a certificate evidencing the Company’s qualification as a foreign corporation and good standing issued by the Secretary of State (or comparable office) of each jurisdiction in which the Company conducts business and is required to so qualify, as of a date within two (2) days of the Closing Date.

(l) The Company shall have filed a Notification: Listing of Additional Shares with the Principal Market for the Conversion Shares and shall have received no objection thereto from the Principal Market.

(m) Each and every representation and warranty of the Company shall be true and correct as of the date when made and as of the Closing Date as though originally made at that time (except for representations and warranties that speak as of a specific date, which shall be true and correct as of such specific date) and the Company shall have performed, satisfied and complied in all respects with the covenants, agreements and conditions required to be performed, satisfied or complied with by the Company at or prior to the Closing Date. Such Buyer shall have received a certificate, duly executed by the Chief Executive Officer of the Company, dated as of the Closing Date, to the foregoing effect and as to such other matters as may be reasonably requested by such Buyer in the form acceptable to such Buyer.

(n) No statute, rule, regulation, executive order, decree, ruling or injunction shall have been enacted, entered, promulgated or endorsed by any court or Governmental Entity of competent jurisdiction that prohibits the consummation of any of the transactions contemplated by the Transaction Documents.

(o) Since the date of execution of this Agreement, no event or series of events shall have occurred that would reasonably be expected to have or result in a Material Adverse Effect.

(p) From the date hereof to the Closing Date, (i) trading in the Common Stock shall not have been suspended by the SEC or the Principal Market (except for any suspension of trading of limited duration agreed to by the Company, which suspension shall be terminated prior to the Closing), and, (ii) at any time prior to the Closing Date, trading in securities generally as reported by Bloomberg L.P. shall not have been suspended or limited, or minimum prices shall not have been established on securities whose trades are reported by such service, or on the Principal Market, nor shall a banking moratorium have been declared either by the United States or New York State authorities nor shall there have occurred any material outbreak or escalation of hostilities or other national or international calamity of such magnitude in its effect on, or any material adverse change in, any financial market which, in each case, in the reasonable judgment of each Buyer, makes it impracticable or inadvisable to purchase the Securities at the Closing.

(q) The Registration Statement shall be effective and available for the issuance and sale of the Securities hereunder and the Company shall have delivered to such Buyer the Prospectus and the Prospectus Supplement as required thereunder.

(r) The Company and its Subsidiaries shall have delivered to such Buyer such other documents, instruments or certificates relating to the transactions contemplated by this Agreement as such Buyer or its counsel may reasonably request.

Upon the satisfaction of the conditions in this Section 7, the Lead Investor or its representative shall promptly deliver a written confirmation (which may be an e-mail) to the Company and the Placement Agent (the “Lead Investor Confirmation”) in connection with the Closing.

8.    TERMINATION.

In the event that the Closing shall not have occurred with respect to a Buyer within five (5) days of the date hereof, then such Buyer shall have the right to terminate its obligations under this Agreement with respect to itself at any time on or after the close of business on such date without liability of such Buyer to any other party; provided, however, (i) the right to terminate this Agreement under this Section 8 shall not be available to such Buyer if the failure of the transactions contemplated by this Agreement to have been consummated by such date is the result of such Buyer’s breach of this Agreement and (ii) the abandonment of the sale and purchase of the Preferred Shares shall be applicable only to such Buyer providing such written notice, provided further that no such termination shall affect any obligation of the Company under this Agreement to reimburse such Buyer for the expenses described in Section 4(i) above. Nothing contained in this Section 8 shall be deemed to release any party from any liability for any breach by such party of the terms and provisions of this Agreement or the other Transaction Documents or to impair the right of any party to compel specific performance by any other party of its obligations under this Agreement or the other Transaction Documents.

9.    MISCELLANEOUS.

(a) Governing Law; Jurisdiction; Jury Trial. All questions concerning the construction, validity, enforcement and interpretation of this Agreement shall be governed by the internal laws of the State of New York, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of New York or any other jurisdictions) that would cause the application of the laws of any jurisdictions other than the State of New York. The Company hereby irrevocably submits to the exclusive jurisdiction of the state and federal courts sitting in The City of New York, Borough of Manhattan, for the adjudication of any dispute hereunder or in connection herewith or under any of the other Transaction Documents or with any transaction contemplated hereby or thereby, and hereby irrevocably waives, and agrees not to assert in any suit, action or proceeding, any claim that it is not personally subject to the jurisdiction of any such court, that such suit, action or proceeding is brought in an inconvenient forum or that the venue of such suit, action or proceeding is improper. Each party hereby irrevocably waives personal service of process and consents to process being served in any such suit, action or proceeding by mailing a copy thereof to such party at the address for such notices to it under this Agreement and agrees that such service shall constitute good and sufficient service of process and notice thereof. Nothing contained herein shall be deemed to limit in any way any right to serve process in any manner permitted by law. Nothing contained herein shall be deemed or operate to preclude any Buyer from bringing suit or taking other legal action against the Company in any other jurisdiction to collect on the Company’s obligations to such Buyer or to enforce a judgment or other court ruling in favor of such Buyer. EACH PARTY HEREBY IRREVOCABLY WAIVES ANY RIGHT IT MAY HAVE TO, AND AGREES NOT TO REQUEST, A JURY TRIAL FOR THE ADJUDICATION OF ANY DISPUTE HEREUNDER OR UNDER ANY OTHER TRANSACTION DOCUMENT OR IN CONNECTION WITH OR ARISING OUT OF THIS AGREEMENT, ANY OTHER TRANSACTION DOCUMENT OR ANY TRANSACTION CONTEMPLATED HEREBY OR THEREBY.

(b) Counterparts. This Agreement may be executed in two or more identical counterparts, all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each party and delivered to the other party. In the event that any signature is delivered with electronic signature or is delivered by facsimile transmission or by e-mail delivery of a “.pdf” format data file, such signature shall create a valid and binding obligation of the party executing (or on whose behalf such signature is executed) with the same force as if such electronic signature, facsimile or “.pdf” signature page were an original thereof.

(c) Headings; Gender. The headings of this Agreement are for convenience of reference and shall not form part of, or affect the interpretation of, this Agreement. Unless the context clearly indicates otherwise, each pronoun herein shall be deemed to include the masculine, feminine, neuter, singular and plural forms thereof. The terms “including,” “includes,” “include” and words of like import shall be construed broadly as if followed by the words “without limitation.” The terms “herein,” “hereunder,” “hereof” and words of like import refer to this entire Agreement instead of just the provision in which they are found.

(d) Severability. If any provision of this Agreement is prohibited by law or otherwise determined to be invalid or unenforceable by a court of competent jurisdiction, the provision that would otherwise be prohibited, invalid or unenforceable shall be deemed amended to apply to the broadest extent that it would be valid and enforceable, and the invalidity or unenforceability of such provision shall not affect the validity of the remaining provisions of this Agreement so long as this Agreement as so modified continues to express, without material change, the original intentions of the parties as to the subject matter hereof and the prohibited nature, invalidity or unenforceability of the provision(s) in question does not substantially impair the respective expectations or reciprocal obligations of the parties or the practical realization of the benefits that would otherwise be conferred upon the parties. The parties will endeavor in good faith negotiations to replace the prohibited, invalid or unenforceable provision(s) with a valid provision(s), the effect of which comes as close as possible to that of the prohibited, invalid or unenforceable provision(s).

(e) Entire Agreement; Amendments. This Agreement supersedes all other prior oral or written agreements between the Buyer, the Company, their affiliates and Persons acting on their behalf with respect to the matters discussed herein, and this Agreement and the instruments referenced herein contain the entire understanding of the parties with respect to the matters covered herein and therein and, except as specifically set forth herein or therein, neither the Company nor the Buyer makes any representation, warranty, covenant or undertaking with respect to such matters. No provision of this Agreement may be amended other than by an instrument in writing signed by the Company and the Buyers which purchased a majority of the Preferred Shares at the Closing hereunder. No provision hereof may be waived other than by an instrument in writing signed by the party against whom enforcement is sought. No such amendment shall be effective to the extent that it applies to less than all of the holders of the Preferred Shares then outstanding.

(f) Notices. Any notices, consents, waivers or other communications required or permitted to be given under the terms of this Agreement must be in writing and will be deemed to have been delivered: (i) upon receipt, when delivered personally; (ii) upon delivery, when sent by facsimile (provided confirmation of transmission is mechanically or electronically generated and kept on file by the sending party); or (iii) one (1) Business Day after deposit with an overnight courier service with next day delivery specified, in each case, properly addressed to the party to receive the same. The addresses, facsimile numbers and e-mail addresses for such communications shall be:

If to the Company:

BioDelivery Sciences International, Inc.

4131 ParkLake Avenue, Suite #225

Raleigh, North Carolina 27612

Facsimile: (919) 582-9051

E-Mail: ernied@bdsi.com

Attention: Chief Financial Officer

With a copy (for informational purposes only) to:

Ellenoff Grossman & Schole LLP

1345 Avenue of the Americas, 11th Floor

New York, New York 10105

Facsimile: (212) 370-7889

E-Mail: bigrossman@egsllp.com

Attention: Barry I. Grossman, Esq.

If to a Buyer, to its address, e-mail address and facsimile number set forth on the Schedule 1, with copies to such Buyer’s representatives as set forth on the Schedule of Buyers, or to such other address, e-mail address and/or facsimile number and/or to the attention of such other Person as the recipient party has specified by written notice given to each other party five (5) days prior to the effectiveness of such change. Written confirmation of receipt (A) given by the recipient of such notice, consent, waiver or other communication, (B) mechanically or electronically generated by the sender’s facsimile machine or e-mail containing the time, date, recipient facsimile number and, with respect to each facsimile transmission, an image of the first page of such transmission or (C) provided by an overnight courier service shall be rebuttable evidence of personal service, receipt by facsimile or e-mail or receipt from an overnight courier service in accordance with clause (i), (ii) or (iii) above, respectively. To the extent that any notice provided pursuant to any Transaction Document constitutes, or contains material, non-public information regarding the Company or any of the Subsidiaries, the Company shall simultaneously file such notice with the SEC pursuant to a Current Report on Form 8-K.

(g) Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors and assigns.

(h) No Third Party Beneficiaries. This Agreement is intended for the benefit of the parties hereto and their respective permitted successors and assigns, and is not for the benefit of, nor may any provision hereof be enforced by, any other Person, other than the Indemnitees referred to in Section 9(k).

(i) Survival. The representations, warranties, agreements and covenants shall survive the Closing, provided that the representations and warranties shall survive for a period of two (2) years following the Closing. Each Buyer shall be responsible only for its own representations, warranties, agreements and covenants hereunder.

(j) Further Assurances. Each party shall do and perform, or cause to be done and performed, all such further acts and things, and shall execute and deliver all such other agreements, certificates, instruments and documents, as any other party may reasonably request in order to carry out the intent and accomplish the purposes of this Agreement and the consummation of the transactions contemplated hereby.

(k) Indemnification. In consideration of the Buyer’s execution and delivery of the Transaction Documents and acquiring the Securities thereunder and in addition to all of the Company’s other obligations under the Transaction Documents, the Company shall defend, protect, indemnify and hold harmless the Buyer, any affiliate of Buyer and each of their respective partners, members, officers, directors, employees and investors and any of the foregoing Persons’ accounting and legal representatives retained in connection with the transactions contemplated by this Agreement (collectively, the “Indemnitees”) from and against any and all actions, causes of action, suits, claims, losses, costs, penalties, fees, liabilities and damages, and expenses in connection therewith (irrespective of whether any such Indemnitee is a party to the action for which indemnification hereunder is sought), and including reasonable attorneys’ fees and disbursements (the “Indemnified Liabilities”), incurred by any Indemnitee as a result of, or arising out of, or relating to (a) any misrepresentation or breach of any representation or warranty made by the Company in the Transaction Documents or any other certificate, instrument or document contemplated thereby, or (b) any breach of any covenant, agreement or obligation of the Company contained in the Transaction Documents or any certificate, instrument or document contemplated thereby. To the extent that the foregoing undertaking by the Company may be unenforceable for any reason, the Company shall make the maximum contribution to the payment and satisfaction of each of the Indemnified Liabilities which is permissible under applicable law. Except as otherwise set forth herein, the mechanics and procedures with respect to the rights and obligations under this Section 9(k) shall be the same as those set forth in Section 2.5.3 of the Registration Rights Agreement.

(l) Construction. The language used in this Agreement will be deemed to be the language chosen by the parties to express their mutual intent, and no rules of strict construction will be applied against any party. No specific representation or warranty shall limit the generality or applicability of a more general representation or warranty. Each and every reference to share prices, shares of Common Stock and any other numbers in this

Agreement that relate to the Common Stock shall be automatically adjusted for any stock splits, stock dividends, stock combinations, recapitalizations or other similar transactions that occur with respect to the Common Stock after the date of this Agreement. It is expressly understood and agreed that for all purposes of this Agreement, and without implication that the contrary would otherwise be true, neither transactions nor purchases nor sales shall include the location and/or reservation of borrowable shares of Common Stock.

(m) Remedies. Each Buyer and in the event of assignment by Buyer of its rights and obligations hereunder, each holder of Securities, shall have all rights and remedies set forth in the Transaction Documents and all rights and remedies which such holders have been granted at any time under any other agreement or contract and all of the rights which such holders have under any law. Any Person having any rights under any provision of this Agreement shall be entitled to enforce such rights specifically (without posting a bond or other security), to recover damages by reason of any breach of any provision of this Agreement and to exercise all other rights granted by law. Furthermore, the Company recognizes that in the event that it or any Subsidiary fails to perform, observe, or discharge any or all of its or such Subsidiary’s (as the case may be) obligations under the Transaction Documents, any remedy at law would inadequate relief to the Buyers. The Company therefore agrees that the Buyers shall be entitled to specific performance and/or temporary, preliminary and permanent injunctive or other equitable relief from any court of competent jurisdiction in any such case without the necessity of proving actual damages and without posting a bond or other security. The remedies provided in this Agreement and the other Transaction Documents shall be cumulative and in addition to all other remedies available under this Agreement and the other Transaction Documents, at law or in equity (including a decree of specific performance and/or other injunctive relief).

(n) Withdrawal Right. Notwithstanding anything to the contrary contained in (and without limiting any similar provisions of) the Transaction Documents, whenever any Buyer exercises a right, election, demand or option under a Transaction Document and the Company or any Subsidiary does not timely perform its related obligations within the periods therein provided, then such Buyer may rescind or withdraw, in its sole discretion from time to time upon written notice to the Company or such Subsidiary (as the case may be), any relevant notice, demand or election in whole or in part without prejudice to its future actions and rights.

(o) Independent Nature of Buyers’ Obligations and Rights. The obligations of each Buyer under the Transaction Documents are several and not joint with the obligations of any other Buyer, and no Buyer shall be responsible in any way for the performance of the obligations of any other Buyer under any Transaction Document. Nothing contained herein or in any other Transaction Document, and no action taken by any Buyer pursuant hereto or thereto, shall be deemed to constitute the Buyers as, and the Company acknowledges that the Buyers do not so constitute, a partnership, an association, a joint venture or any other kind of group or entity, or create a presumption that the Buyers are in any way acting in concert or as a group or entity, and the Company shall not assert any such claim with respect to such obligations or the transactions contemplated by the Transaction Documents or any matters, and the Company acknowledges that the Buyers are not acting in concert or as a group, and the Company shall not assert any such claim, with respect to such obligations or the transactions contemplated by the Transaction Documents. The decision of each Buyer to purchase Securities pursuant to the Transaction Documents has been made by such Buyer independently of any other Buyer. Each Buyer acknowledges that no other Buyer has acted as agent for such Buyer in connection with such Buyer making its investment hereunder and that no other Buyer will be acting as agent of such Buyer in connection with monitoring such Buyer’s investment in the Securities or enforcing its rights under the Transaction Documents. The Company and each Buyer confirms that each Buyer has independently participated with the Company and its Subsidiaries in the negotiation of the transaction contemplated hereby with the advice of its own counsel and advisors. Each Buyer shall be entitled to independently protect and enforce its rights, including, without limitation, the rights arising out of this Agreement or out of any other Transaction Documents, and it shall not be necessary for any other Buyer to be joined as an additional party in any proceeding for such purpose. The use of a single agreement to effectuate the purchase and sale of the Securities contemplated hereby was solely in the control of the Company, not the action or decision of any Buyer, and was done solely for the convenience of the Company and its Subsidiaries and not because it was required or requested to do so by any Buyer. It is expressly understood and agreed that each provision contained in this Agreement and in each other Transaction Document is between the Company, each Subsidiary and a Buyer, solely, and not between the Company, its Subsidiaries and the Buyers collectively and not between and among the Buyers. No consideration (including any modification of any Transaction Document) shall be offered or paid to any Person to amend or consent to a waiver or modification of any provision of this Agreement unless the same consideration is also offered to all of the parties to this Agreement. For clarification purposes, this provision constitutes a separate right granted to each Buyer by the Company and negotiated separately by each Buyer, and is intended for the Company to treat the Buyers as a class and shall not in any way be construed as the Buyers acting in concert or as a group with respect to the purchase, disposition or voting of Securities or otherwise.

[signature pages follow]

IN WITNESS WHEREOF, each Buyer and the Company have caused their respective signature page to this Agreement to be duly executed as of the date first written above.

COMPANY:

BIODELIVERY SCIENCES INTERNATIONAL, INC.

By:
Name:	Mark A. Sirgo, Pharm. D.
Title:	Vice Chairman

IN WITNESS WHEREOF, the undersigned have caused this Securities Purchase Agreement to be duly executed by their respective authorized signatories as of the date first indicated above.

Name of Buyer:

Signature of Authorized Signatory of Buyer:

Name of Authorized Signatory:

Title of Authorized Signatory:

Email Address of Authorized Signatory:

Facsimile Number of Authorized Signatory:

Address for Notice to Buyer:

Address for Delivery of Securities to Buyer (if not same as address for notice):

Purchase Price: $

Preferred Shares:

EIN Number:

List of Schedules

Schedule 1 – Buyers

Schedule 3(g) - Placement Agent Fees and Expenses

Schedule 4(g) - Use of Proceeds

Schedule 7(f) – Resigning Directors

Schedule 7(g) – Director Nominees

SCHEDULE 1 - BUYERS

Buyer	Preferred Shares	Aggregate Purchase Price

SCHEDULE 3(G) - PLACEMENT AGENT FEES AND EXPENSES

The Company shall pay a fee to the Placement Agent equal to 3% of the gross proceeds of the offering less the reimbursement of transaction-related expenses incurred by the Company up to $20,000.

SCHEDULE 4(G) - USE OF PROCEEDS

Trade payables incurred in the ordinary course of business and Permitted Indebtedness (as defined in the Term Loan Agreement between the Company and CRG Servicing LLC, as administrative agent and collateral agent)

SCHEDULE 7(F) – RESIGNING DIRECTORS

•	Samuel Sears

•	Barry Feinberg

•	Timothy Tyson

•	Thomas D’Alonzo

SCHEDULE 7(G)- DIRECTOR NOMINEES

•	Kevin Kotler

•	Todd C. Davis

•	Peter S. Greenleaf

EXHIBIT A

Certificate of Designation

EXHIBIT B

Registration Rights Agreement

Exhibit C

Settlement Agreement

Exhibit D

Waiver

EXHIBIT E

Director Retirement Agreement